Exhibit 21.1

Subsidiaries of Registrant

The registrant currently has no subsidiaries. Assuming the completion of reorganization transactions described in this registration statement, the registrant would have the following subsidiaries:

Name of Subsidiary	Jurisdiction of Incorporation

FS Arhaus Holding Inc.	Delaware

Homeworks Holdings, Inc.	Ohio

Arhaus, LLC	Delaware

Hines Hill Aviation, LLC	Ohio

Homeworks Logistics, LLC	Ohio

Arhaus Gift Cards, LLC	Ohio

TB Arhaus, LLC	Delaware

Northern Woods, LLC	Ohio

Arhaus Management, Inc.	Ohio